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                                                             Exhibit 23.1




               CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119045, 333-78805 and 033-54863) of The Great
Atlantic & Pacific Tea Company, Inc. of our report dated April 24, 2007, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 24, 2007 relating to the financial statement schedule which appears in this Form 10-K.



Florham Park, New Jersey
April 24, 2007